Exhibit 10.4

SEPARATION AGREEMENT AND RELEASE

This Separation Agreement and Release (“Agreement”) is entered into as of this fifteenth day of July, 2005 (hereinafter “Execution Date”) by and between Mark Frohlich (hereinafter “Employee”), and Xcyte Therapies, Inc., its affiliates, successors and assigns (hereinafter the “Company”). Employee and the Company are sometimes collectively referred to as the “Parties.”

1.	Employee’s employment with the Company terminates effective July 15, 2005 (hereinafter “Termination Date”). The parties have agreed to avoid and resolve any alleged existing or potential disagreements between them arising out of or connected with Employee’s employment with the Company. The Company expressly disclaims any wrongdoing or any liability to Employee.

2.	The Company agrees to provide Employee the following severance benefits, after the expiration of the seven-day revocation period described in Paragraph 9 below upon which the Agreement becomes effective (hereinafter “Effective Date”), provided Employee has not revoked this Agreement as described in that Paragraph:

(a)	A lump sum payment in the gross amount of $55,966 which equals three (3) months base salary at Employee’s current rate. Standard employee withholding taxes and any amounts owed by Employee to the Company will be deducted from this lump sum payment, in accordance with the Company’s regular payroll practices. Employee agrees that said payment will be mailed to Employee’s home on the next regular payroll date that is at least five (5) calendar days after the Effective Date;

(b)	Upon Employee’s timely election of COBRA continuation coverage under the Company’s health plan, the Company will pay one hundred percent (100%) of the COBRA premium for coverage through October 31, 2005;

(c)	If applicable, the Company will continue to administer Employee’s personal account within the Company’s existing 401(k) Plan, provided you meet the minimum balance requirement;

(d)	Payment for any vacation time accrued above the current 120 hour vacation accrual payout limit (but below the 180 hour maximum), if applicable; and

(e)

Vesting of Employee’s option(s) to purchase shares of Common Stock granted to Employee under the Company’s Amended and Restated 1996 Stock Option Plan and/or 2003 Stock Plan will terminate July 12, 2005, (resulting in a total of 47,928 vested option shares). No additional option shares shall vest after such date. In accordance with the terms of the Stock Option Agreement, the vested options will be exercisable until October 12, 2005 (3 months following the Termination Date). Employee acknowledges and agrees that Employee has no other right, title or interest in or any Common Stock, stock options or any other capital stock of the Company as of the Termination Date, except as provided for in this Agreement.

(f)	Final payment of home loan on or about September 15, 2005

Employee specifically acknowledges and agrees that this consideration exceeds the amount Employee would otherwise be entitled to receive upon termination of Employee’s employment, and that this lump sum payment and other benefits are in exchange for entering into this Agreement. Employee agrees that Employee will not at any time seek consideration from the Company other than what is set forth in this Agreement. Employee specifically acknowledges and agrees that the Company has made no representations to Employee regarding the tax consequences of any amounts received by Employee or for Employee’s benefit pursuant to this Agreement.

3.

Employee represents that Employee has not filed, and will not file, any complaints, lawsuits, administrative complaints or charges arising from or relating to Employee’s recruitment by, employment with, or termination from, the Company. Notwithstanding any provision of law which provides that a general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing a release, Employee agrees to release the Company, its Board of Directors, officers, employees, agents and assigns, from any and all claims, charges, complaints, causes of action or demands of whatever kind or nature that Employee now has or has ever had against the Company, whether known or unknown, arising from or relating to Employee’s recruitment by, employment with or discharge from the Company, including but not limited to: wrongful or tortious termination, specifically including actual or constructive termination in violation of public policy; implied or express employment contracts and/or estoppel; discrimination and/or retaliation under any federal, state or local statute or regulation, specifically including any claims Employee may have under the Fair Labor Standards Act, Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, the Americans with Disabilities Act, Title VII of the Civil Rights Act of 1964 as amended, and the Family and Medical Leave Act; the Washington Minimum Wage Act and the Washington Law Against Discrimination; any and all claims brought under any applicable federal, state or local employment discrimination or other statutes; any claims brought under any federal or state statute or regulation for non-payment of wages, USERRA (Military Leave) or other compensation (including expense reimbursements and/or bonuses due after the Termination Date), including stock and stock options; and libel, slander, fraud, misrepresentation or breach of contract other than the breach of this Agreement. This release specifically excludes claims, charges, complaints, causes of action or demands of whatever kind or nature that post-date the Termination Date or the Effective Date, whichever is later, and that are based on factual allegations that do not arise from or relate to Employee’s present employment with or discharge from the Company.

4.	Employee acknowledges and affirms that Employee has previously executed a Proprietary Information and Inventions Agreement and that the terms and conditions of said agreement that survive the employment relationship are not affected by this Separation Agreement and Release. Employee represents that Employee has returned all property belonging to the Company. Employee will direct all employment verification inquiries to the Director of Human Resources. In response to inquiries regarding Employee’s employment with the Company, the Company, by and through its speaking agent(s) agrees to provide only the following information: Employee’s date of hire, the date Employee’s employment ended and rates of pay.

5.	Employee warrants that no promise or inducement has been offered for this Agreement other than as set forth herein and that this Agreement is executed without reliance upon any other promises or representations, oral or written. Any modification of this Agreement must be made in writing and be signed by Employee and the Company. This Agreement supersedes all prior understandings between the Parties and represents the entire Agreement between the Parties with respect to all matters involving Employee’s employment with or termination from the Company.

6.	If any provision of this Agreement or compliance by Employee or the Company with any provision of this Agreement constitutes a violation of any law, or is or becomes unenforceable or void, then such provision, to the extent only that it is in violation of law, unenforceable or void, will be deemed modified to the extent necessary so that it is no longer in violation of law, unenforceable or void, and such provision will be enforced to the fullest extent permitted by law. If such modification is not possible, said provision, to the extent that it is in violation of law, unenforceable or void, will be deemed severable from the remaining provisions of this Agreement, which provisions will remain binding on both Employee and the Company. This Agreement is governed by the laws of the State of Washington.

7.

The King County Superior Court, Seattle, Washington shall have exclusive jurisdiction of any lawsuit arising from or relating to Employee’s employment with, or termination from, the Company, or arising from or relating to this Agreement. Employee consents to such venue and personal jurisdiction. The prevailing party in any such lawsuit will be entitled to an award of attorneys’ fees and reasonable litigation costs. Employee agrees that Employee will indemnify and hold the Company harmless from any breach of this Agreement by Employee. Employee further agrees that if Employee challenges this Agreement or files any claims against the Company arising from or relating to Employee’s employment with, or termination from, the Company, excluding any claim challenging the validity of Employee’s waiver of rights under the Age Discrimination in Employment Act, Employee will return all monies and benefits received by Employee from the Company pursuant to this Agreement. In the event Employee challenges the validity of Employee’s waiver of rights under the Age Discrimination in Employment Act, Employee agrees that the Company may recover money and benefits paid under this Agreement if Employee’s challenge and subsequent Age Discrimination in Employment Act claim are successful and Employee obtains a monetary award.

8.	Employee specifically agrees and acknowledges: (A) that Employee’s waiver of rights under this Agreement is knowing and voluntary as required under the Older Workers Benefit Protection Act; (B) that Employee understands the terms of this Agreement; (C) that Employee has been advised in writing by the Company to consult with an attorney prior to executing this Agreement; (D) that the Company has given Employee a period of up to forty-five (45) days within which to consider this Agreement; (E) that, following Employee’s execution of this Agreement Employee has seven (7) days in which to revoke Employee’s agreement to this Agreement and that, if Employee chooses not to so revoke, the Agreement shall then become effective and enforceable and the payment and extension of benefits listed above shall then be made to Employee in accordance with the terms of this Agreement; and (F) nothing in this Agreement shall be construed to prohibit Employee from filing a charge or complaint, including a challenge to the validity of the waiver provision of this Agreement, with the Equal Employment Opportunity Commission or participating in any investigation conducted by the Equal Employment Opportunity Commission. However, Employee has waived any right to monetary relief. To cancel this Agreement, Employee understands that Employee must give a written revocation to Erin Shackelford, Director of Human Resources at 1124 Columbia Street, Suite 130, Seattle, Washington, 98104, either by hand delivery or certified mail within the seven-day period. If Employee revokes the Agreement, it will not become effective or enforceable and Employee will not be entitled to any of the benefits set forth above.

9.	Employee further specifically agrees that modifications to this Agreement, whether material or immaterial, do not restart the running of the forty-five (45) day period referenced in Paragraph 9.

11. Exhibit A, attached hereto and incorporated herein, contains the eligibility criteria for inclusion in the employment termination and severance package program, and Employee hereby acknowledges receipt of same. Exhibit B, entitled Employer Disclosure Regarding Ages of Individuals Selected and Not Selected for Severance Package, attached hereto and incorporated herein, describes the ages and job titles of all persons selected for the layoff and eligible for the severance package, and the ages and job titles of all persons in the relevant job classification or department who will not be laid off and Employee hereby acknowledges receipt of same. These attachments are provided to meet applicable legal requirements for group layoffs.

12. EMPLOYEE ACKNOWLEDGES AND AGREES THAT EMPLOYEE HAS CAREFULLY READ AND VOLUNTARILY SIGNED THIS AGREEMENT, THAT EMPLOYEE HAS HAD AN OPPORTUNITY TO CONSULT WITH AN ATTORNEY OF EMPLOYEE’S CHOICE, AND THAT EMPLOYEE SIGNS THIS AGREEMENT WITH THE INTENT OF RELEASING THE COMPANY AND ITS OFFICERS, DIRECTORS, EMPLOYEES AND AGENTS FROM ANY AND ALL CLAIMS.

ACCEPTED AND AGREED TO:

/s/ Robert Kirkman	/s/ Mark Frohlich
Robert Kirkman, M.D. Acting Chief Executive Officer & President Xcyte Therapies, Inc.	Mark Frohlich

Dated:	July 13, 2005	Dated:	July 26, 2005